TraQiQ

Promissory Note

This Promissory Note is made as of Sept 13, 2018, between TraqIQ, Inc., a Washington corporation whose address is 14205 SE 36th St., Suite 100, Bellevue, WA 98006 (Company), and Kunaal Sikka(Lender), whose address is 4826 194th Avenue SE, Issaquah WA 98027 ("LENDER").

1. Promise to Pay

Company agrees to repay Lender the total amount of $15,000, together with interest payable on the unpaid principal at the rate of 1% per month.

Payment will be delivered to the Lender's address listed above or other address mutually agreed upon by both parties.

2. Repayment

The amount owed under this Promissory Note will be repaid in unequal installments on unspecified dates. All payments shall be first applied to interest and the balance to principal. Final re-payment of interest and principal shall be made on or before December 31, 2019.

3. Late Payment Fees

If Company defaults in payment by more than 30 days of the time set forth herein, then Company shall pay an additional monthly late fee in the amount of 0.5% per month of the outstanding principal and interest.

4. Additional Costs

In case of default in the payment of any principal or interest of this Promissory Note, Company will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorney's fees, expenses, and disbursements. These costs will be added to the outstanding principal and will become immediately due.

5. No Transfer of the Promissory Note

Company and Lender hereby agree that this Promissory Note is non-transferrable unless by written agreement signed by both Company and Lender.

6. Amendment; Modification; Waiver

No amendment, modification or waiver of any provision of this Promissory Note or consent to departure therefrom shall be effective unless by written agreement signed by both Company and Lender.

7. Successors

The terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the successors of either party

8. Breach of Promissory Note

No breach of any provision of this Promissory Note shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of Lender in exercising any right will operate as a waiver thereof or otherwise prejudice Lender's rights, powers, or remedies. No right, power, or remedy conferred by this Promissory Note upon Lender will be exclusive of any other rights, power, or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute, or otherwise.

9. Acknowledgement of Risk

Both parties acknowledges that there is risk associated in this transaction and willingly enter into this agreement with that knowledge. By executing this agreement, the Parties acknowledge that they are fully informed about the state of

DS AS

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Company

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LENDER

the Company and of the Lender, have conducted their own due diligence before entering into this transaction, and are fully informed as to the associated risks.

10. Governing Law

The validity, construction and performance of this Promissory Note will be governed by the laws of Washington, excluding that body of law pertaining to conflicts of law. Company hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

TraqIQ , Inc.	**LENDER**
DocuSigned by: Ajay Sikka	DocuSigned by: Kunaal Sikka
Signature	Signature
Ajay Sikka	Kunaal SIkka
Name (Print)	Name (Print)
CEO	Lender
Title	Title
9/13/2018	9/13/2018
Effective Date	Effective Date

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Company

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LENDER